Exhibit (d)(19)

Interim Investment Advisory Agreement

This Interim Investment Advisory Agreement, made by and between Innovator ETFs® Trust, a Delaware statutory trust (the “Trust”), on behalf of the Innovator IBD 50® Fund (the “Fund”), and Innovator Capital Management, LLC, a Delaware limited liability company (the “Advisor”).

W it n e s s e t h:

Whereas, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments; and

Whereas, the Advisor is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services; and

Whereas, the Advisor entered into an investment advisory agreement between the Trust, on behalf of the Fund, on August 7, 2017 (the “Advisory Agreement”); and

Whereas, the Advisor has entered into a membership interest purchase agreement pursuant to which GSAM Holding, LLC will acquire substantially all of the membership interests of the Advisor (the “Transaction”) for certain compensation;

Whereas, the consummation of the Transaction may operate as an “assignment” of the Advisory Agreement pursuant to Section 8(d) thereof;

Whereas, the Trust’s Board of Trustees (the “Board”) desires to retain the Advisor as investment advisor, to furnish certain investment advisory and portfolio management services to the Trust with respect to the Fund, and the Advisor is willing to furnish such services; and

Whereas, the Trust, on behalf of the Fund, and the Advisor desire to enter into this agreement (the “Agreement”) pursuant to Rule 15a-4 under the 1940 Act, under which the Advisor will furnish certain investment advisory services for the Fund upon the terms and conditions set forth hereafter set forth.

Now, Therefore, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.       The Trust, on behalf of the Fund, hereby employs the Advisor to manage the investment and reinvestment of the Fund’s assets, subject to the direction of the Board and the officers of the Trust, for the period and on the terms hereinafter set forth. The Advisor hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or to represent the Trust or the Fund in any way, or in any way be deemed an agent of the Trust or the Fund. The Advisor shall regularly make decisions as to what securities to purchase and sell on behalf of the Fund and shall record and implement such decisions and shall furnish the Board with such information and reports regarding the Fund’s investments as the Advisor deems appropriate or as the Board may reasonably request. Subject to compliance with the requirements of the 1940 Act, the Advisor may retain as a sub-adviser to the Fund, at the Advisor’s own expense, any investment adviser registered under the Advisers Act.

2.       The Trust, on behalf of the Fund, shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its registration statement under applicable federal securities laws; preparation, filing and printing of its prospectus(es), statement of additional information and sales literature; the maintenance of its compliance program; the compensation of its compliance officer(s); the maintenance of its own books, records and procedures; dealing with its own shareholders, the payment of dividends, transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; and taxes. Members and employees of the Advisor may be trustees, officers or employees of the Trust. In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust may obtain office space and facilities from the Advisor and will reimburse the Advisor for its rent or other expenses thereby incurred.

3.       (a) The Advisor shall place and execute Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to the obtaining the best price and execution reasonably available, the Advisor is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time. Subject to subparagraph (b) below, the Advisor is also authorized to place transactions with brokers who provide research or statistical information or analyses to the Fund, to the Advisor, or to any other client for which the Advisor provides investment advisory services. The Advisor also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to the Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

(b)       Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust, the Advisor is authorized to cause the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Advisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities with respect to the Fund and to other funds or clients for which the Advisor exercises investment discretion.

(c)       The Advisor is authorized to direct portfolio transactions to a broker that is an affiliated person of the Advisor or the Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the U.S. Securities and Exchange Commission (“SEC”). Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

(d)       The Advisor is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of the Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Advisor in accordance with the Advisor’s written policy.

4.       (a) As compensation for the services to be rendered to the Fund by the Advisor under the provisions of this Agreement, the Trust on behalf of the Fund shall pay to the Advisor from the Fund’s assets an annual fee (based on a percentage of average daily net assets) of 0.70%, payable on a monthly basis in arrears. The compensation earned under this Agreement will be held in an interest bearing escrow account with the Fund’s custodian bank. Upon approval by affirmative vote of a majority of the outstanding voting securities of a Fund of a new investment advisory agreement with the Advisor during the term of this Agreement, the amount in the escrow account (including any interest earned) will be paid to the Advisor. If a new advisory agreement with the Advisor is not approved, the Adviser will be paid out of the escrow account, the lesser of:

(a)       any costs incurred by the Advisor in performing its obligations under the Agreement (plus interest earned on that amount while in escrow); or (b) the total amount in the escrow account (plus interest earned). All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

(b)       If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(c)       The Advisor shall look exclusively to the assets of the Fund for payment of the applicable advisory fee.

5.       The services be rendered by the Advisor to the Trust on behalf of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6.       The Advisor, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render underwriting services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm, entity or individual. In accordance with the Advisers Act, if there is a change in the membership of the Advisor, which is a limited liability company, the Advisor shall, within a reasonable time after such change, notify the Trust and the Board of the change.

7.       In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties to the Fund, the Advisor shall not be liable to the Trust, the Fund or to any Trustee or shareholder of the Trust or the Fund for any loss or damage arising from any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment or securities, or otherwise.

8.       (a) This Agreement shall be executed and become effective as of the date written below if approved by (i) the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall continue in effect for the lesser of: (i) the period from the effective date through the date of the approval of a new investment advisory agreement between the Advisor and the Fund by the vote of a majority of the outstanding voting securities of the Fund; or (ii) one hundred fifty (150) days; provided however that if the shareholders fail to approve a new investment advisory agreement, the Advisor may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of the Fund unless such shareholder approval would not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c)       In connection with such renewal or amendment, it shall be the duty of the Board to request and evaluate, and the duty of the Advisor to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any amendment thereto.

(d)       This Agreement shall not become effective until the termination of the Advisory Agreement by and between the Advisor and the Fund. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty days’ written notice to the Advisor of the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Advisor may terminate this Agreement at any time, without the payment of penalty on ten (10) days’ written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Advisor the fee provided in Paragraph 4 hereof. This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

9.       This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

10.       For the purpose of this Agreement, the term “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

11.       (a) The Trust expressly agrees and acknowledges that the name “Innovator” is the sole property of the Advisor, and, with respect to such name, that similar names may from time to time be used by other funds in the investment business that are affiliated with the Advisor. The Advisor has consented to the use by the Trust of the identifying word “INNOVATOR” and has granted to the Trust a nonexclusive license to use the name “Innovator” as part of the name of the Fund. Additionally, the “IBD®” mark has been licensed to the Advisor by Investor’s Business Daily® for use in connection with the Fund under certain circumstances. The Adviser, in turn, has sublicensed to the Fund its rights to use the mark pursuant to a Sublicense Agreement. The Trust expressly agrees and acknowledges that the licenses granted herein may be terminated by the Advisor if the Trust ceases to use the Advisor, an affiliate of the Advisor or their successors as investment adviser. In such event, the licenses granted herein may be revoked by the Advisor and the Trust shall cease using the name “Innovator” and “IBD®” as part of its Fund, unless otherwise consented to by the Advisor or any successor its respective interests in such name.

(b) The Trust further understands and agrees that so long as the Advisor and/or its affiliates shall continue to serve as the Trust’s investment adviser, other mutual funds or other investment products that may be sponsored or advised by the Advisor and/or its affiliates shall have the right permanently to adopt and to use the words “Innovator” in their name and in the name of any series or class of shares of such funds or other investment products.

IN Witness Whereof, the parties hereto have this Agreement to be executed by their duly authorized officers as of this 1st day of April, 2026.

Innovator etfs® Trust

By:	/s/ James A. McNamara
	Name:	James A. McNamara
	Title:	President, Principal Executive Officer and Trustee

Innovator Capital Management, LLC

By:	/s/ Bryon Lake
	Name:	Bryon Lake
	Title:	President